Exhibit 99-1

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 16

INSURED		BOND NUMBER

Pioneer Investment Management USA Inc.		87002116B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

July 3, 2017	July 31, 2016 to July 31, 2017	/S/ Catherine Dalton

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the name of the Insured identified in Item 1 of the Declarations, Name of Insured, as

Pioneer Investment Management USA Inc.

is changed to:

Amundi Pioneer Asset Management USA, Inc.

Pioneer Funds Distributor, Inc.

is changed to:

Amundi Pioneer Distributor, Inc.

Pioneer Investment Management, Inc.

is changed to:

Amundi Pioneer Asset Management, Inc.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.